Filed pursuant to Rule 433

Dated March 23, 2021

Relating to the Common Stock Preliminary Prospectus Supplement

dated March 22, 2021 to the

Prospectus dated March 27, 2020

Registration No. 333-237426

ViacomCBS Inc.

Offering of

Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”)

(the “Common Stock Offering”)

The information in this pricing term sheet relates only to the Common Stock Offering by ViacomCBS Inc. (the “Company”) and should be read together with the preliminary prospectus supplement dated March 22, 2021 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and the related base prospectus dated March 27, 2020, included in the Registration Statement (File No. 333-237426), including the documents incorporated by reference therein.

This Free Writing Prospectus is being filed solely for the purpose of correcting an error in the Common Stock Preliminary Prospectus Supplement that was filed on March 22, 2021. No other changes have been made to the Common Stock Preliminary Prospectus Supplement.

Page S-10 of the Common Stock Preliminary Prospectus Supplement incorrectly stated that the Company does not anticipate declaring or paying dividends to holders of our Class B Common Stock in the foreseeable future. Although subject to the determination by the Board of Directors of the Company and applicable law, the Company, as stated in its Annual Report on Form 10-K, currently expects to continue to pay a regular cash dividend to its stockholders.

ViacomCBS Inc. has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the SEC for the offering to which this communication relates. Before you invest, you should read the Common Stock Preliminary Prospectus Supplement, the accompanying prospectus in that registration statement and the other documents ViacomCBS Inc. has filed with the SEC for more complete information about ViacomCBS Inc. and the Common Stock Offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from (i) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at (866) 718-1649, or by emailing prospectus@morganstanley.com or (ii) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (866) 803-9204.